Filed Pursuant to Rule 433(f)
Issuer Free Writing Prospectus
Dated May 26, 2016
(To Prospectus dated January 7, 2015, as supplemented by the
Preliminary Prospectus Supplement dated May 26, 2016)
Registration Statement No. 333-201178
BG Staffing, Inc.
Free Writing Prospectus Published or Distributed by Media
On May 12, 2016, Mergermarket, a subscription based provider of financial news (the “Publisher”), published an article (the “Article”) that included information regarding BG Staffing, Inc. (the “Company”) based on a brief interview that it had conducted with Dan Hollenbach, Chief Financial Officer and Secretary of the Company, on May 3, 2016. The full text of the Article is reproduced below. The Company does not have a subscription to the Publisher but first became aware of the existence of the Article through a third party on May 18, 2016, when that party sent the Company the headline of the Article but not its contents. Beginning on May 18, the Company made numerous efforts attempts to obtain a complete copy of the Article from the Publisher, however, it did not receive a complete copy until May 24, 2016. The Company is making this filing pursuant to Rule 433(f). Any publication by any news service, including Mergermarket, that references the information contained in the Article is subject to the corrections and clarifications set forth in this free writing prospectus.
The Article was not prepared or reviewed by the Company or any underwriter or other participant in the offering to which this communication relates prior to publication. The Publisher is unaffiliated with the Company, and no payment was made or consideration given by or on behalf of the Company or any underwriter or other offering participant for the Article or its dissemination. Statements in the Article that are not attributed directly to Mr. Hollenbach or based on, or derived from, the Company’s public filings with the Securities and Exchange Commission (the “SEC”) represent the author’s or others’ opinions, and are not endorsed or adopted by the Company or any underwriter or offering participant.
You should not rely on the statements in the Article for purposes of evaluating an investment in the Company’s securities. Certain statements in the Article are inaccurate, including the statements in the Article regarding the price and trading volume of the Company’s common stock. Instead, you should carefully evaluate all of the information, including risk factors, in the Company’s preliminary prospectus supplement, the accompanying prospectus and the documents incorporated by reference therein, as filed with the SEC and as supplemented from time to time, prior to investing in the Company’s securities. The statements in the Article are not intended to qualify any of the information, including the risk factors, set forth in the foregoing documents.
The Article contains forward-looking statements attributable to the Company within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. In the Article, the words “anticipates,” “believes,” “expects,” “intends,” “future,” “could,” “estimates,” “plans,” “would,” “should,” “potential,” “continues” and similar words or expressions (as well as other words or expressions referencing future events, conditions or circumstances) identify forward-looking statements. Various uncertainties and other important factors may cause future performance, results or events to be different than those anticipated. A description of the uncertainties and other important factors can be found in the Company’s Annual Report on Form 10-K for the year ended December 27, 2015, the Company’s Quarterly Report on Form 10-Q for the quarter ended March 27, 2016 and the preliminary prospectus supplement referred to above in the “Risk Factors” section as well as under the caption “Cautionary Note Regarding Forward-Looking Statements.” These forward-looking statements speak only as of the date of Mr. Hollenbach’s interview, and except to the extent required by applicable laws and regulations, the Company undertakes no obligation to update these forward-looking statements. The Company makes no other representation as to any other forward-looking statements contained in the Article.
The Company has filed a registration statement on Form S-3 (including a prospectus), which became effective on January 7, 2015, and a preliminary prospectus supplement with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the preliminary prospectus supplement and the other documents the Company has filed with the SEC for more complete information about the Company and the offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, the Company, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request them by calling toll-free at (800) 678-9147 or by sending a request via email to rothecm@roth.com.
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BG Staffing eyeing possible secondary offering, CFO says

BG Staffing (NYSE MKT: BGSF), the Plano, Texas-based temporary staffing company, is evaluating a potential secondary offering, said Dan Hollenbach, CFO.

The company has discussed using its shelf registration to sell some shares into the retail market.
After a USD 7m sale in May last year, there is USD 53m left on the shelf registration, which was originally filed in December 2014, according to company filings. The 636,500 shares offered in the May 2015 sale were priced at 11.00 each, a 6.5% discount to the share price before the announcement.
Taglich Brothers acted as exclusive placement agent and National Securities Corporation acted as the qualified independent underwriter.
Earlier this month the stock hit an all-time high of USD 16.25.
“That may make the appetite better,’’ Hollenbach said of the secondary offering. “All things are possible but we’re not actively pursuing it yet.”

BG, with USD 218m in 2015 revenue, has three segments. As of 1Q16, professional services (finance, IT, software development) represented 46% of revenue; commercial accounted for 36%; and multifamily (property managers, leasing agents, maintenance people and groundskeepers) clocked in at 18%.

Hollenbach, who joined the company in August 2015, was formerly with Cybergy Partners, which he helped take public, and Robert Half. BG Staffing went public in 2013 to provide liquidity to its original shareholders, he said. But the company hasn’t reaped all the benefit of being public because the stock is not as liquid as the company would like and many original shareholders still hold the stock, the CFO said. What’s more, the low trading volume - averaging 3m shares - makes it difficult to use its stock as acquisition currency, he added.

The company hopes to improve its stock liquidity by attending Wall Street analyst conferences and roadshows and improving its IR outreach.

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